Exhibit 99.1

For Immediate Release

Nukkleus Inc. Announces Date of the Special Meeting of Stockholders to Approve Acquisition of Star 26 Capital, Inc.

New York, NY and Tel Aviv, Israel – November 25, 2025 – Nukkleus Inc. (NASDAQ: NUKK) (“Nukkleus” or the “Company”), a strategic acquirer and developer of high-potential businesses in the aerospace and defense (A&D) industry, today announced that it will hold a special meeting of stockholders on December 16, 2025, at 10:00 a.m. Eastern Time, to vote on the proposed acquisition of Star 26 Capital, Inc. (“Star 26”) and the related share issuance proposals. The meeting will be conducted virtually at www.virtualshareholdermeeting.com/NUKK2025SM.

Stockholders of the Company’s Common Stock of record as of the close of business on November 17, 2025, Eastern Time (the "Record Date") are entitled to receive notice of, attend, and vote at the special meeting or any adjournment thereof. The notice of the special meeting and definitive proxy materials, which describe the proposals to be submitted for stockholder approval, can be accessed from the SEC.gov website.

At the special meeting, stockholders of the Company’s Common Stock will be asked to vote to approve the proposed acquisition by Nukkleus of 100% of Star 26. Star 26 is a defense-focused acquisition company that owns:

1.	B. Rimon Agencies Ltd., a supplier of generators for the “iron dome” launcher system;

2.	a majority interest in Water.OI Ltd., a company developing smart hydration technology; and,

3.	a convertible loan issued to ITS Industrial Techno-logic Solutions, a provider of fully integrated electro-mechanical machinery, assembly lines, and custom motion systems.

Stockholders of the Company’s Common Stock will also be asked to vote on the issuance of shares upon conversion of the Company’s outstanding Series A Convertible Preferred Stock and associated warrants previously issued to investors, as well as the issuance of shares in connection with the Company’s $250 million equity line of credit.

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About Nukkleus Inc.

Nukkleus Inc. (NASDAQ: NUKK) focuses on acquiring and scaling mission-critical suppliers across the defense, aerospace, and advanced manufacturing sectors. Nukkleus targets Tier 2 and Tier 3 companies that form the industrial backbone of national security infrastructure in the U.S., Israel and Europe.  Through its proprietary capital model, Nukkleus integrates operational capabilities, financial discipline, and long-term vision to modernize and expand strategic suppliers, supporting dual-use innovation and resilient supply chains.

The company’s portfolio approach combines organic growth with disciplined M&A, enabling transformational scale and positioning Nukkleus at the core of 21st-century defense industrial strategy.

For more information, please contact:

Investor Relations Contacts (US):

The Equity Group Inc.

Lena Cati

lcati@theequitygroup.com

+1 (212) 836-9611

Val Ferraro

vferraro@theequitygroup.com

+1 (212) 836-9633